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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACTS:

MJD COMMUNICATIONS, INC.
         Timothy W. Henry
         704-344-8150
         Tim.henry@mjd.com

KELSO & COMPANY
         George E. Matelich
         212-223-2379

THOMAS H. LEE PARTNERS, L.P.
         Gregory Miller
         212-626-6694
         gmiller@mdgpr.com

                MJD COMMUNICATIONS, INC. ANNOUNCES INVESTMENT BY
                   THOMAS H. LEE PARTNERS AND KELSO & COMPANY

                  INTEGRATED COMMUNICATIONS PROVIDER ANNOUNCES
                           STRATEGIC RLEC ACQUISITIONS

                    CLEC SUBSIDIARY TOPS 39,000 ACCESS LINES

Charlotte, NC, January 3, 2000 - MJD Communications, Inc. ("MJD" or the "Company"), a rapidly growing, nationwide integrated communications provider, today announced that Thomas H. Lee Partners, L.P. ("THL") and Kelso & Company ("Kelso") have committed to collectively invest approximately $445 million in the Company.

The investments will initially be a combination of nonvoting preferred and common equity. Both securities will convert to voting common equity immediately after all regulatory approvals are received. THL has committed to invest up to approximately $375 million and Kelso, an existing equity investor in the Company, will invest up to an additional $70 million. MJD will use the proceeds to: (i) fund the acceleration of MJD's competitive local exchange carrier ("CLEC") strategy through its subsidiary, FairPoint Communications Corp. ("FairPoint"); (ii) fund pending rural local exchange carrier ("RLEC") acquisitions; and (iii) purchase equity from certain existing shareholders.
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"We view this as a significant milestone in the Company's history. These investments will allow MJD to accelerate its growth strategy and serve to validate the Company's integrated communications business model," commented Chairman and Chief Executive Officer Jack Thomas. "We are pleased that Kelso is willing to commit additional equity to support our continued growth and that THL has chosen to make such a substantial investment in MJD. We view both firms as strong and supportive investors."

"We are very pleased to become a strategic investor in what we believe to be one of the leading integrated communications providers to rural and ex-urban markets," said Anthony J. DiNovi, a THL Managing Director. "We have entertained numerous opportunities to invest in the telecommunications industry and believe MJD has a superior business model and outstanding management team. We will be a strong and supportive partner to the Company as MJD pursues an exciting growth strategy."

"MJD has demonstrated its ability to successfully execute its rural local exchange acquisition and its capital efficient competitive local exchange carrier strategies," said George E. Matelich, a Managing Director at Kelso & Company. "We believe MJD has considerable growth opportunities and the additional investment will allow MJD to accelerate its ex-urban CLEC strategy."

Thomas H. Lee Partners, L.P. is a Boston-based private equity firm.

Kelso & Company is a New York-based private investment firm.

MJD recently acquired Orwell Telephone Company, which serves approximately 6,800 access lines in nine rural local exchanges located in northeastern and northwestern Ohio. Orwell becomes the second RLEC acquired by MJD in Ohio in 1999. Also, MJD announced that it has recently entered into agreements to purchase two strategically located RLEC properties. MJD signed a purchase agreement to acquire TPG Communications, Inc. which owns GT Com, which serves approximately 51,000 access lines primarily in the Florida Panhandle. In addition, MJD has executed a purchase agreement to acquire Peoples Mutual Telephone Company located in Gretna, Virginia, which serves approximately 7,800 access lines. With these two acquisitions, MJD establishes a significant southeastern presence from which its CLEC subsidiary, FairPoint, is expected to launch its business strategy into southeast ex-urban markets.

MJD is an integrated communications provider pursuing two parallel paths in the rapidly growing voice and data communications marketplace. MJD expects to continue its successful acquisition strategy by acquiring and operating RLECs. With the announcement of the recent acquisitions, the Company will operate 26 RLECs located in 14 states providing service to over 214,000 access lines. In addition, MJD's subsidiary, FairPoint Communications Corp., is executing a competitive local exchange carrier strategy in targeted ex-urban markets. At the end of December 1999, FairPoint was providing a full product offering of voice, Internet and data communication services in 96 Tier IV markets to approximately 39,000 access lines.
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NOTE ON FORWARD LOOKING STATEMENTS: All statements, other than the statements of historical facts disclosed, including statements regarding the company's future financial position, business strategy, budget or projected costs, plans and objectives for the management of future operations are forward-looking statements. Although the company believes the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the company's expectations include without limitation risks associated with acquisition, industry trends, telecommunications regulations and changes in technology.